NEWS RELEASE

                                                                        CONTACT:
                                                                Robert R. Friedl
                            Vice President - Finance and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5479


                 COLUMBUS MCKINNON ADJUSTS ACCOUNTING TREATMENT
                          ON HEADQUARTERS PROPERTY SALE


AMHERST, N.Y., February 16, 2005--Columbus McKinnon Corporation (NASDAQ: CMCO) issued a press release on February 1, 2005 reporting the January 28, 2005 sale and partial leaseback of its headquarters property in Amherst, New York, which it is amending based on further clarification of the required accounting treatment of leaseback components of the transaction. In that release, Columbus McKinnon stated that it would realize a gain from the transaction of $2.7 million, or $0.18 per share in the fourth quarter of fiscal 2005 ending on March 31, 2005.

The economic benefit of the transaction remains the same, and cash proceeds from the sale are $2.7 million, as previously reported.

The required accounting treatment of the leaseback component of the transaction defers a portion of the gain, and the non-cash consideration received is removed from the gain.

As a result, the gain on the transaction will be recorded as $2.2 million, or $0.5 million less than previously reported. Of the total gain, $1.0 million, or $0.07 per share, will be recognized in the fourth quarter ending March 31, 2005, and $1.2 million will be deferred and recognized as income over the 10-year leaseback period. Additionally, the $0.5 million of non-cash value will be recognized as lower operating expenses over the 10-year leaseback period.

Separately, on January 14, 2005, Columbus McKinnon had announced that it had completed the sale of a Chicago area property for $3.675 million. The favorable effect to net income in the fourth quarter of fiscal 2005 ending on March 31, 2005 for this transaction will be as previously reported $2.65 million, or $0.18 per diluted share. Total net income effect in the fourth quarter 2005 as a result of the gains made on the two property sales is expected to be $3.65 million, or $0.25 per share. Total cash proceeds received from the sale of the two properties was $6.38 million, and the Company intends to use these proceeds to reduce debt.


ABOUT COLUMBUS MCKINNON
-----------------------
Columbus McKinnon is a leading worldwide designer and manufacturer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.




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SAFE HARBOR STATEMENT
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, and involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes in accounting regulations and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.





















































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